Exhibit 99.1

Press Release October 19, 2026

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Leadership Promotions

Leadership Promotions Supporting Steel Dynamics Long-Term Growth

FORT WAYNE, INDIANA October 19, 2026 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced leadership promotions in support of continued long-term growth and operational excellence.

“I am excited to recognize these six leaders for their outstanding contributions to our company’s continued growth and success,” said Theresa E. Wagler, incoming President and Chief Executive Officer. “Through their leadership, commitment to excellence, and dedication to our strategic pillars, they exemplify our culture of safety, performance, innovation, and putting people first. I am pleased that our ongoing talent development process has provided outstanding experienced individuals to further strengthen our leadership teams as we execute our long-term growth strategy.”

In support of the company’s long-term growth and talent development, the following senior leadership promotions took place effective October 1, 2026:

▪	Chad Bickford, Senior Vice President, Steel Fabrication

Mr. Bickford was promoted to the level of Senior Vice President in recognition of his contributions to overall company leadership and strategy. Mr. Bickford has led the company’s steel fabrication platform beginning in 2024, and he will continue in this strategic role, with additional influence over the company’s overall growth strategy and leadership. Mr. Bickford has been with the company since 2003, holding various operational and leadership roles with increasing responsibility in both steel and steel fabrication operations, including leading the company’s Salem fabrication, Engineered Bar Products, and Butler Flat Roll divisions.

▪	Jeff Hansen, Senior Vice President, Environmental Sustainability and Energy

In recognition of his leadership and contributions to the overall success and growth of the company, Mr. Hansen has also been promoted to the level of Senior Vice President. Since 2021, Mr. Hansen has been responsible for the company’s strategy concerning environmental sustainability, decarbonization objectives, and related capital investments, including oversight of the company’s new renewable biocarbon production facility. He will retain these responsibilities, with additional influence over the company’s overall energy strategy among other initiatives. Mr. Hansen joined the company in 1997 and has held various operational and leadership roles, including ironmaking initiatives and overseeing companywide human resource matters related to safety, compensation, and talent development.

▪	William T. (Tommy) Scruggs, Senior Vice President, Flat Rolled Commercial and Processing

Mr. Scruggs has been promoted to the level of Senior Vice President in recognition of his contributions to the company’s long-term commercial strategy and leadership. Since 2015, Mr. Scruggs has been responsible for the commercial operations of the company’s Flat Roll Steel Group and provides oversight for the company’s flat rolled steel processing locations, including the newly acquired New Process Steel operations. He will continue with these responsibilities, in addition to other commercial initiatives. Mr. Scruggs joined Steel Dynamics in 2003 as a key flat rolled steel commercial resource and progressively grew in leadership responsibilities and influence, as the company’s flat rolled steel production and value-added coating operations grew significantly.

Additionally, in connection with the recent leadership changes announced in August and in further support of the company’s continued operational optimization and growth, the following leadership transitions will occur effective November 1, 2026:

▪	Daniel Keown, Senior Vice President, Flat Rolled Steel Production

Mr. Keown has been named Senior Vice President and will assume responsibility and oversight for the company’s three flat rolled steel production facilities located in Indiana, Mississippi, and Texas. Mr. Keown will report to Christopher Graham, EVP and Chief Operating Officer, Flat Rolled Steel Operations. Since 2021, Mr. Keown has been responsible for the company’s Columbus, Mississippi Flat Roll Steel Division, as its General Manager and was promoted to Vice President in recognition of his contributions to the company’s operations in 2023. Mr. Keown joined Steel Dynamics in 1998 as a Process Engineer and progressively grew in leadership responsibilities, including leading the company’s Engineered Bar Products Steel Division for over five years.

▪	Yury Krotov, Vice President, Long Products Steel Operations

Mr. Krotov has been named Vice President and will assume responsibility and oversight of the company’s four long product steel mills, encompassing the production of structural beams, railroad rail, special-bar-quality products, merchant shapes, specialty shapes, and rebar. Mr. Krotov will report to James Anderson, EVP and Chief Operating Officer Construction Products Operations. Since 2023, Mr. Krotov has been responsible for the company’s Engineered Bar Products Steel Division, as its General Manager. Prior to this role, he was the general manager of one of the company’s steel fabrication facilities. Mr. Krotov began his career with Steel Dynamics in 2000 as a Process Engineer and progressively grew in leadership roles in both steel and steel fabrication operations.

▪	Dominic Freiburger, Vice President, Treasurer

Mr. Freiburger has been named Vice President and Treasurer of Steel Dynamics and will assume responsibility and oversight of the company’s treasury functions, including cash management and investments, capital structure strategy and execution, and risk mitigation oversight. Mr. Freiburger will report to Rick Poinsatte, incoming Chief Financial Officer. Since joining the company in 2012, Mr. Freiburger has held various positions with increasing responsibilities within finance and treasury. Prior to joining Steel Dynamics, he worked for ten years within the finance, accounting, and treasury functions for Intel Corporation.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company also has aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Contact: Investor Relations — +1.260.969.3500